Exhibit 99.3

FORM OF TRANSMITTAL LETTER

IMPERIAL HOLDINGS, INC.

Non-transferable Subscription Rights to Purchase up to 5,350,747 Shares of Common Stock

Offered Pursuant to Subscription Rights

Distributed to Shareholders of Imperial Holdings, Inc.

May 27, 2015

Dear Shareholder:

This letter is being distributed by Imperial Holdings, Inc. (the “Company”) to all holders of record of shares of its common stock at 5:00 p.m., New York City time, on May 26, 2015 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase up to 5,350,747 shares of the Company’s common stock (the “Shares”). The subscription rights and Shares are described in the accompanying prospectus supplement, dated May 21, 2015 to a prospectus dated September 24, 2014 (collectively, the “Prospectus”).

As described in the Prospectus, every four shares of the Company’s common stock owned as of the Record Date, entitles the holder to receive one right to purchase a Share at a subscription price of $5.75 per Share, which we refer to as the basic subscription privilege. If you are a shareholder on the Record Date and you fully exercise your basic subscription privilege and other shareholders do not fully exercise their basic subscription privilege, you will be entitled to exercise an over-subscription privilege to purchase a portion of the unsubscribed Shares at the same price of $5.75 per Share, subject to proration and subject, further, to reduction by us to eliminate subscriptions for fractional Shares. Additionally, if there are not enough shares to honor all over-subscription requests, the Company may, at its discretion, issue up to an additional 1,337,686 shares (the “Over-allotment Shares”) to honor over-subscription requests. To the extent you exercise your over-subscription privilege for Shares that exceeds the number of the unsubscribed Shares available to you, any excess subscription payment received by America Stock Transfer & Trust Company, LLC (the “Subscription Agent”) will be returned promptly without interest.

The rights will expire if they are not exercised by 5:00 p.m., New York City time, on June 15, 2015, unless we extend the rights offering period (the “Expiration Time”). Exercising the rights and investing in the Shares involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” in the Prospectus and all other information included or incorporated by reference in the Prospectus in its entirety before you decide whether to exercise your rights.

You will be required to submit payment in full for all the Shares you wish to buy with your basic subscription privilege and your over-subscription privilege. Because we will not know the total number of unsubscribed Shares prior to the expiration of the offering, if you wish to maximize the number of Shares you may purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of Shares which assumes that no other shareholder purchases any Shares pursuant to their basic subscription privilege and over-subscription privilege. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable. There is no minimum purchase requirement for your over-subscription privilege other than $5.75 per Share.

We can provide no assurances that you will actually be able to purchase the number of Shares issuable upon the exercise of your over-subscription privilege in full. We will only honor an over-subscription privilege to the extent sufficient Shares are available following the exercise of subscription rights under the basic subscription privilege, subject to the limitations set forth above and subject to the Company’s ability to issue the Over-allotment Shares.

The rights are evidenced by a non-transferable rights certificate (the “Rights Certificate”) registered in your name.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	A Rights Certificate evidencing the rights for which you are the holder of record;

3.	Instructions as to the Use of Imperial Holdings, Inc. Rights Certificates (including a Notice of Important Tax Information and Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9);

4.	Notice of Guaranteed Delivery for Rights Certificates Issued by Imperial Holdings, Inc.; and

5.	A return envelope addressed to the Subscription Agent.

Your prompt action is requested. To exercise the rights, you should deliver the properly completed and signed Rights Certificate (or Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the subscription price in full for each Share subscribed for pursuant to the basic subscription privilege and the over-subscription privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the subscription price, including final clearance of any checks, prior to the Expiration Time. A rights holder cannot revoke the exercise of its rights. Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained from D.F. King & Co., the information agent for the rights offering. The information agent’s telephone number is 877-478-5045. Any questions or requests for assistance concerning the rights offering should be directed to the information agent.

Very truly yours,

Imperial Holdings, Inc.

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